PROMISSORY NOTE

US $_________________

_______________________
City, State

FOR VALUE RECEIVED, the undersigned Grant Hartford Corporation ("Borrower"), located at 619 SW Higgins Ave., Missoula, MT 59803, promises to pay to the order of ______________________________ ("Note Holder"), the principal sum of ______________________ Dollars ($_______________) with ______________ percent (_____%) interest per annum. Said principal, plus accrued interest shall be payable in full on or before ________ months and ______ years from the date of the Note. All payments required to be made by the terms of this Note shall be remitted to the Note Holder's designated address, _______________________________________________, or such other address, as the Note Holder may hereafter give notice to the Borrower in writing.

If said sum is not paid when due, the indebtedness shall bear interest at the rate of 15% per annum from the date of default, or declaration of default, whichever shall first occur. The Note Holder shall be entitled to collect all reasonable costs and expenses of collection and/or suit, including, but not limited to, reasonable attorney's fees.

It is specifically acknowledged that time is of the essence, and if payment hereunder shall not actually be received by Note Holder, on a timely basis, the within Note shall be in default.

Presentment notice of dishonor, and protest are hereby waived by Borrower and all other makers, sureties, guarantors and indorses and their successors and assigns.

Any notice to Borrower provided for in this Note shall be in writing and shall be given and be effective upon (1) delivery to Borrower or (2) mailing such notice by certified mail, return receipt requested, addressed to Borrower at the Borrower's address stated herein, or to such other address as Borrower may designate by notice to the Note Holder. Any notice to the Note Holder shall be in writing and shall be given and be effective upon delivery to Note Holder or (2) by mailing such notice by certified mail, return receipt requested, to the Note Holder at the address stated in the first paragraph of this Note, or to such other address as Note Holder may designate by notice to Borrower.

Grant Hartford Corporation

__________________________
Eric Sauve, President & CEO